EXHIBIT 99.1

AMERICAN LEARNING CORPORATION
REPORTS FOURTH QUARTER AND YEAR END RESULTS

JERICHO, NY, June 27, 2011: American Learning Corporation (the “Company”) (NASDAQ:ALRN) announced revenues of $2,984,412 and a net loss of $1,115,706 ($.23 net loss per share) for the year ended March 31, 2011.  By comparison, the Company reported revenues of $1,982,943 and a net loss of $823,142 ($.17 net loss per share) for the year ended March 31, 2010.

On March 31, 2011, the Company completed the disposition of certain assets of its wholly owned subsidiary, Interactive Therapy Group Consultants, Inc. (“ITG”) in the Upstate Region of New York State (the “Upstate Region”), pursuant to an asset purchase agreement.   The Company received total compensation of $650,000, consisting of $200,000 in cash and a thirty-month note receivable in the amount of $450,000.  In addition, the Company released John Torrens, ITG’s former President, from his non-competition agreement for a sum of $100,000 in cash.   Accordingly, all results related to the Upstate Region have been reflected as discontinued operations.

	Three Months Ended		Years Ended
	03/31/11	03/31/10	03/31/11	03/31/10
	(Unaudited)
Revenues	$945,508	$630,879	$2,984,412	$1,982,943

Operating loss from continuing operations	(835,919)	(258,993)	(1,578,469)	(1,023,718)

Loss before discontinued operations	(834,385)	(256,256)	(1,573,874)	(1,014,246)

Net loss	$(524,869)	$(163,352)	$(1,115,706)	$(823,142)

Net earnings (loss) per share:
From continuing operations – basic and diluted	$(0.18)	$(0.05)	$(0.33)	$(0.21)
From discontinued operations – basic and diluted	$0.07	$0.02	$0.10	$0.04

Weighted average shares –
basic and diluted	4,754,900	4,754,900	4,754,900	4,760,075

During the three months ended March 31, 2011 and 2010, the Company recognized stock-based compensation expense totaling $633,400 and $300, respectively, based on the fair value of stock options and warrants granted.

American Learning Corporation, through its wholly owned subsidiaries, Interactive Therapy Group Consultants, Inc. and Signature Learning Resources, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Learning Corporation, One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.

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